                               RECISION AGREEMENT

         This Recision Agreement is entered into this 22nd day of November, 1996 by and among Proactive Technologies, Inc., a Delaware corporation ("PTEK") and James H. Dahl and Rock Creek Partners, Ltd., a Florida limited partnership (the "Dahl Group").

                                   PREAMBLE

         PTEK and the Dahl Group entered into that certain Stock Exchange Agreement dated the 9th day of September, 1996 (the "Agreement") and the transactions described in the Agreement were closed shortly thereafter. PTEK and the Dahl Group now desire to rescind the Agreement and the transactions closed pursuant to the Agreement.

         Now, therefore, PTEK and the Dahl Group hereby agree as follows:

         1. The Agreement and the transactions closed pursuant to the Agreement are hereby rescinded.

         2. PTEK is contemporaneously herewith transferring to the Dahl Group 3,284 shares of voting Common Stock of Quinstone Industries, Inc. (the "Company") (1,642 shares to each member of the Dahl Group) and is contemporaneously herewith delivering to the Dahl Group the corporate minute book of the Company.

         3. The Dahl Group hereby authorizes PTEK to cancel 750,000 shares of Common Stock of PTEK delivered to the Dahl Group at Closing in exchange for the shares of the Company. Each member of the Dahl Group hereby agrees to deliver to PTEK within ten (10) days of the date hereof the share certificates representing the shares of PTEK transferred to it pursuant to the Agreement.

         4. The Dahl Group and PTEK hereby rescind that certain Registration Rights Agreement dated September 16, 1996, pertaining to the PTEK shares previously delivered to the Dahl Group.

         5.      PTEK hereby represents and warrants to the Dahl Group
                 (i) that PTEK has not transferred any assets out of the Company to PTEK or its affiliates, has not caused the Company to guaranty or otherwise become liable for any obligations of PTEK or its affiliates and has operated the Company only in the ordinary course and (ii) that the shares of the Company transferred to the Dahl Group pursuant to this Agreement are free and clear of any lien, claim or encumbrance.

         6. Each member of the Dahl Group represents and warrants to PTEK that the shares of PTEK to be delivered by it to PTEK will be free and clear of any lien, claim or encumbrance when delivered.

         Dated this 22nd day of November, 1996.

                                        Proactive Technologies, Inc.


                                        By: /s/ Mark A. Conner
                                            ------------------------
                                                Mark A. Conner
                                                Its: President



                                        Rock Creek Partners, Ltd.


                                        By: /s/ James H. Dahl
                                            ------------------------
                                                James H. Dahl
                                                Its: General Partner



                                           /s/ James H. Dahl
                                           -------------------------
                                               James H. Dahl